Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Provention Bio, Inc. on Form S-3 (No(s). 333-252045 and 333-232995) and Form S-8 (No(s). 333-249869, 333-237113, 333-230400, 333-226814 and 333-253657) of our report dated February 24, 2022, on our audits of the consolidated financial statements as of December 31, 2021 and 2020 and for each of the years in the three-year period ended December 31, 2021, which report is included in this Annual Report on Form 10-K to be filed on or about February 24, 2022.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
February 24, 2022